UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

May 11, 2005

Vicuron Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31145	04-3278032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 South Gulph Road, Suite 305, King of Prussia, PA 19406

(Address of principal executive offices) (Zip Code)

(610) 205-2300

(Registrant’s telephone number, including area code)

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

At the 2005 Annual Meeting of Stockholders of Vicuron Pharmaceuticals Inc. (the “Company”), which is scheduled for May 20, 2005, stockholders will be asked to approve a proposal to increase the limit on the aggregate number of shares of the Company’s common stock that may be issued pursuant to awards granted under the Company’s 2001 Stock Option Plan (the “Proposal”). In that regard, the Company’s management intends to recommend to the Compensation Committee of the Company’s Board of Directors that the committee adopt a policy providing that, if stockholders approve the Proposal, equity-based awards granted by the Company during 2005, 2006 and 2007 be structured such that the Company’s average annual burn rate with respect to such grants will not exceed 3.60%. For this purpose, the “burn rate” for any one particular year means the total number of shares of Company common stock issuable upon exercise or payment, as the case may be, of the equity-based awards granted by the Company in that year divided by the Company’s total number of shares of common stock issued and outstanding as of the end of that particular year. In calculating the burn rate, shares issuable upon exercise or payment, as the case may be, of awards other than options and stock appreciation rights shall be counted as 1.5 shares for each share actually issuable in respect of the award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICURON PHARMACEUTICALS INC.
(Registrant)

Date: May 11, 2005	By:	/s/ George F. Horner III
George F. Horner III
President and Chief Executive Officer